Exhibit 3.1

PAN PACIFIC RETAIL PROPERTIES, INC.

ARTICLES OF AMENDMENT

Pan Pacific Retail Properties, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting Section 5.1 of Article V in its entirety and inserting the following Section 5.1 of Article V in lieu thereof:

“Section 5.1. NUMBER OF DIRECTORS. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation initially shall be five, which number may be increased or decreased pursuant to the Bylaws, but shall never be less than the minimum number required by the Maryland General Corporation Law nor more than 15. In addition, Independent Directors shall at all times comprise a majority of the Board of Directors. For the purposes hereof, “Independent Director” shall mean an individual who is not (a) an employee, officer, or affiliate of the Corporation or a subsidiary or division thereof or any entity directly or indirectly in control of the Corporation or any subsidiary or division thereof, (b) a blood relative of a principal executive officer of the Corporation, or (c) a stockholder, partner, director, officer, member or employee of any person acting as advisor, consultant or legal counsel, receiving compensation on a continuing basis from the Corporation in addition to director’s fees. At each Annual Meeting of the stockholders of the Corporation, the date of which shall be fixed by or pursuant to the By-Laws of the Corporation, directors shall be elected to hold office for a term of one year and until such director’s successor is elected and qualifies or until such director’s earlier resignation or removal.”

SECOND: The Charter is hereby further amended by deleting the definition of “Ownership Limit” set forth in Section 8.1 of Article VIII of the Charter and inserting the following definition of “Ownership Limit” in lieu thereof:

“Ownership Limit” shall mean 9.8 percent (by value or by number of shares, whichever is more restrictive) of the outstanding shares of Common Stock of the Corporation.”

THIRD: The amendments to the Charter as set forth above have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by its President, and attested to by its Secretary, on this 20th day of May, 2004.

ATTEST:	PAN PACIFIC RETAIL PROPERTIES, INC.

/s/ Joseph B. Tyson	By:	/s/ Stuart A. Tanz
Joseph B. Tyson		Stuart A. Tanz
Secretary		President

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